AGENCY AGREEMENT

May 9, 2007

INTERNATIONAL TOWER HILL MINES LTD.
Suite 1901 – 1177 West Hastings Street
Vancouver, British Columbia
CANADA V6E 2K3

Attention: Jeffrey A. Pontius, President & Chief Executive Officer

Dear Sirs:

Re: Private Placement of Units

We, Pacific International Securities Inc. (**"Pacific"**) and Canaccord Capital Corp. (**"Canaccord"** and together with Pacific, the **"Agents"**), understand that International Tower Hill Mines Ltd. (the **"Corporation"**) proposes to undertake a private placement (the **"Private Placement"**) of up to 6,104,500 units (the **"Units"**) having the attributes specified in this agreement (the **"Agreement"**), at a price of $2.40 per Unit to raise aggregate gross proceeds of up to $14,650,800.

Subject to the terms and conditions set forth in this Agreement, the Corporation hereby appoints the Agents to act as the Corporation's exclusive agents and the Agents hereby accept the appointment and agree to act as agents of the Corporation and to use their commercially reasonable efforts to find and introduce to the Corporation potential Purchasers (as defined herein) to purchase, by way of private placement, the Units. The Agents are under no obligation to purchase any of the Units, although the Agents may subscribe for Units if they so desire.

1. Definitions

1.1 In this Agreement, including any Schedules forming a part of this Agreement:

(a) **"$"** refers to Canadian dollars;

(b) **"1933 Act"** means the United States *Securities Act of 1933*, as amended;

(c) **"1934 Act"** means the United States *Securities Exchange Act of 1934*, as amended;

(d) **"Accredited Investor"** means a Purchaser who qualifies as an "accredited investor" pursuant to National Instrument 45-106 *Prospectus and Registration Exemptions*;

(e) **"Accredited Investor Certificate"** means the Accredited Investor Certificate for purchasers resident in Canada attached as Appendix A to Schedule "B" to the Subscription Agreement or the U.S. Accredited Investor Certificate for Purchasers

resident in the United States attached as Schedule "D" to the Subscription Agreement, as the case may be;

(f) **"Agents' Expenses"** has the meaning given to that term in section 10.3;

(g) **"Agents' Fee"** has the meaning given to that term in section 10.1;

(h) **"Agents' Option"** has the meaning given to that term in section 10.2, and **"Agents' Options"** means more than one Agents' Option;

(i) **"Agents' Option Share"** has the meaning given to that term in section 10.2, and **"Agents' Option Shares"** means more than one Agents' Option Share;

(j) **"Agreement"** means this agreement and includes all Schedules and exhibits attached hereto, in each case as they may be amended or supplemented from time to time;

(k) **"Applicable Securities Laws"** means, in respect of each and every offer or sale of Units, the applicable securities laws, regulations and rules, and the blanket rulings and policies and written interpretations of, and multilateral or national instruments of each of the Qualifying Jurisdictions or, as the context may require, any one or more of the Qualifying Jurisdictions;

(l) **"Canadian Applicable Securities Laws"** means the applicable securities laws, regulations and rules, and the blanket rulings and policies and written interpretations of, and multilateral or national instruments of each of the Provinces of British Columbia, Alberta and Ontario;

(m) **"Closing"** has the meaning given to that term in section 9.1;

(n) **"Closing Date"** has the meaning given to that term in section 9.1;

(o) **"Commission Share"** has the meaning given to that term in section 10.1, and **"Commission Shares"** means more than one Commission Share;

(p) **"Commission Warrant"** has the meaning given to that term in section 10.1 and **"Commission Warrants"** means more than one Commission Warrant;

(q) **"Commission Warrant Share"** has the meaning given to that term in section 10.1 and **"Commission Warrant Shares"** means more than one Commission Warrant Share;

(r) **"Concurrent Offering"** means the Corporation's non-brokered private placement of 1,200,000 units of the Corporation at a price of $2.40 per unit, as announced on April 11, 2007, to close concurrently with or following the Closing;

(s) **"Directed Selling Efforts"** means "directed selling efforts" as defined in Rule 902(c) of Regulation S;

(t) **"Distribution"** has the meaning given to that term under Canadian Applicable Securities Laws;

(u) **"Exchange"** means the TSX Venture Exchange;

(v) **"Exchange Conditions"** has the meaning given to that term in section 3.6;

(w) **"Financial Statements"** means the financial statements of the Corporation described in paragraph 4.1(r);

(x) **"Foreign Issuer"** means a "foreign issuer" as such term is used in Regulation S;

(y) **"Issued Shares"** has the meaning given to that term in subsection 4.1(d);

(z) **"Material Change"** has the meaning given to that term under Canadian Applicable Securities Laws;

(aa) **"Material Fact"** has the meaning given to that term under Canadian Applicable Securities Laws;

(bb) **"Net Proceeds"** has the meaning given to that term in section 9.3;

(cc) **"Purchaser"** means a person that subscribes for and purchases any of the Units under the Private Placement and **"Purchasers"** means more than one Purchaser;

(dd) **"Qualifying Jurisdictions"** means the Provinces of British Columbia, Alberta and Ontario, and such other jurisdictions (within and outside of Canada) which are agreed to by the Corporation and the Agents;

(ee) **"Regulation D"** means Regulation D promulgated under the 1933 Act;

(ff) **"Regulation S"** means Regulation S promulgated under the 1933 Act;

(gg) **"Regulatory Authorities"** means the securities regulatory authorities in each of the Qualifying Jurisdictions;

(hh) **"Securities"** means the Shares, the Warrants and the Warrant Shares;

(ii) **"SEDAR"** means the System for Electronic Document Analysis and Retrieval;

(jj) **"Share"** means a common share of the Corporation forming part of a Unit, and **"Shares"** means more than one Share;

(kk) **"Subscription Agreement"** means the agreement between the Corporation and a Purchaser pursuant to which the Purchaser subscribes for Units and includes all Schedules thereto, in each case as they may be amended or supplemented from time to time;

(ll) **"Subscription Proceeds"** means the aggregate gross subscription proceeds paid by the Purchasers for the Units;

(mm) **"Substantial U.S. Market Interest"** means "substantial U.S. market interest" as defined in Regulation S;

(nn) **"Time of Closing"** has the meaning given to that term in section 9.1;

(oo) **"Trading Day"** means, with respect to a stock exchange, a day on which the stock exchange is open for business;

(pp) **"Unit"** means a unit of the Corporation to be offered for sale by the Agents under the terms and conditions of this Agreement, each Unit consisting of one Share and one Warrant, and **"Units"** means more than one Unit;

(qq) **"United States"** has the meaning given to that term in Regulation S;

(rr) **"U.S. Accredited Investor"** means an "accredited investor" as defined in Rule 501(a) of Regulation D;

(ss) **"U.S. Accredited Investor Certificate"** means the U.S. Accredited Investor Certificate attached as Schedule "D" to the Subscription Agreement;

(tt) **"U.S. Affiliate"** means the U.S. registered broker dealer affiliates of Pacific and Canaccord;

(uu) **"U.S. Offeree"** means any person in the United States to whom the Units are offered, irrespective of whether that person subscribes for and purchases the Securities;

(vv) **"U.S. Person"** means a **"U.S. person"** as defined in Regulation S;

(ww) **"U.S. Purchaser"** means (a) any person purchasing the Units in the United States, (b) any person purchasing Units on behalf of any person in the United States, (c) any person that receives or received an offer of the Units while in the United States, (d) any person that is in the United States at the time the Purchaser's buy order is originated or the Subscription Agreement is executed or delivered, and (e) any other person that furnishes a U.S. Accredited Investor Certificate in connection with its purchase of Units;

(xx) **"Warrant"** means a transferable common share purchase warrant which constitutes part of a Unit, having the attributes described in section 3.5, and **"Warrants"** means more than one Warrant; and

(yy) **"Warrant Share"** means a common share of the Corporation to be issued upon the exercise of one Warrant, and **"Warrant Shares"** means more than one Warrant Share.

2. **Appointment of Agents**

2.1 The Corporation appoints the Agents as its exclusive agents and the Agents accept the appointment and agree to act as agents of the Corporation to use their commercially reasonable efforts to find and introduce to the Corporation potential Purchasers to purchase, by way of private placement, up to 6,104,500 Units at a price of $2.40 per Unit. The Agents acknowledge that the Corporation is conducting the Concurrent Offering.

3. **Offering Terms**

3.1 The Units will be offered for sale by the Agents to Purchasers resident in the Qualifying Jurisdictions.

3.2 The sale of the Units to Purchasers is to be effected by the Agents in a manner exempt from any prospectus or offering memorandum filing or delivery requirements of the Applicable Securities Laws and without the necessity of obtaining any order or ruling of the Regulatory Authorities and, for offers and sales of Units in the United States, in accordance with the requirements of the exemptions from registration from United States federal and state securities laws. The Agents will notify the Corporation with respect to the identity and jurisdiction of residence of each Purchaser as soon as practicable and with a view to affording sufficient time to allow the Corporation to secure compliance with all Applicable Securities Laws in connection with the sale of the Units to the Purchasers.

3.3 The Agents will obtain from each Purchaser a properly completed and duly executed Subscription Agreement, a properly completed and duly executed Accredited Investor Certificate or U.S. Accredited Investor Certificate (as applicable), and a properly completed and duly executed Form 4C – Corporate Placee Registration Form (if applicable), together with any additional documentation as may be requested by the Exchange.

3.4 If, in the opinion of the Agents, it is necessary, the Agents will form, manage and participate in a group of sub-agents to offer and sell the Units as provided for hereunder. Each sub-agent shall be appropriately registered under the Applicable Securities Laws so as to permit it to lawfully offer and sell the Units in such of the Qualifying Jurisdictions in which it offers and sells the Units. In the event that a selling group is formed, the Agents will:

(a) manage the selling group as and to the extent customary in the securities industry in Canada; and

(b) require each member of the selling group to offer and sell the Units on the terms set forth in this Agreement.

3.5 Each Unit will consist of one Share and one transferable Warrant. Each Warrant will entitle the holder to purchase one Warrant Share at an exercise price of $3.00

per Warrant Share for a period of twenty-four (24) months from the Closing Date, provided that if, over a period of twenty (20) consecutive trading days between the date that is four (4) months following the Closing Date and the expiry date of the Warrant, the daily volume weighted average trading price of the Corporation's common shares on the Exchange (or on such other stock exchange where the majority of the trading volume in the Corporation's common shares occurs) exceeds $4.50 on each of those twenty (20) consecutive trading days, the Corporation may, within thirty (30) days of such an occurrence , give a notice in writing (the "Early Expiry Notice") to the holders of the Warrants stating that the Warrants shall expire at 4:00 p.m. (Vancouver time) on the thirtieth (30th) day following the giving of the Early Expiry Notice (unless such day is not a business day in the City of Vancouver, in which case the Warrants shall expire on the day next following the thirtieth (30th) day that is a business day in the City of Vancouver) (the "Early Expiry Date") unless exercised by the holders of the Warrants prior to the Early Expiry Date and, if an Early Expiry Notice is given, all unexercised Warrants shall expire on the Early Expiry Date.

3.6 The Corporation covenants to use its commercially reasonable efforts to satisfy, as expeditiously as possible, each of the conditions of the Exchange (the "**Exchange Conditions**") required to be satisfied prior to the Exchange's acceptance of the Corporation's notice of the Private Placement. The Agents acknowledge that the Private Placement is subject to required Exchange acceptance, including acceptance of the pricing and terms of the Private Placement.

3.7 The terms, conditions attributes and characteristics of the Warrants, the Commission Warrants and the Agents' Options will be substantially as described in this Agreement subject to the changes, if any, to which the Corporation and the Agents (on their behalf and, with respect to the Warrants, on behalf of the Purchasers) may agree.

3.8 The Private Placement has not been and will not be advertised in any way.

3.9 No selling or promotional expenses will be paid or incurred in connection with the Private Placement, except for professional services or for services performed by a registered dealer, as provided for herein.

3.10 The Agents acknowledge that the Securities have not been, and will not be, registered under the 1933 Act or applicable state securities laws and may not be offered or sold except outside the United States in accordance with Regulation S or, for offers in the United States, by the Agents through the U.S. Affiliate, for sale by the Corporation, pursuant to Rule 506 of Regulation D and/or section 4(2) of the 1933 Act in the manner described in paragraph (b) below (the "**U.S. Private Placement**"). Accordingly, the Agents represent, warrant and covenant to the Corporation, without limiting the generality of section 3.2 of this Agreement, as of the date of this Agreement and as of the Time of Closing and

the Closing Date, (which representations, warranties and covenants shall survive the completion of the transactions contemplated under this Agreement), that:

(a) except for offers and sales of Units that comply with paragraph (b) below, they have offered and sold, and will offer and sell, the Units only outside the United States in accordance with Rule 903 of Regulation S and accordingly, neither the Agents, the U.S. Affiliates, nor any persons acting on their behalf, has made or will make in connection therewith:

  (i) any offer to sell, or any solicitation of an offer to buy, any Units to, or for the benefit or account of, any person in the United States or U.S. Person;

  (ii) any sale of Units to any Purchaser unless, at the time the buy order was or will have been originated, the Purchaser was outside the United States, or the Agents, the U.S. Affiliates or any persons acting on their behalf, reasonably believed that such Purchaser was outside the United States; or

  (iii) any Directed Selling Efforts in the United States with respect to any of the Securities;

(b) it has only offered and sold, and will only offer and sell, Units to U.S. Persons or to, or for the benefit or account of, persons in the United States in the following manner:

  (i) the Agents have offered and sold, and will offer and sell the Units only through their U.S. Affiliates, which were and are on the dates of such offers and sales each a duly registered broker or dealer pursuant to Section 15(b) of the 1934 Act and under the securities laws of each state in which such offers and sales were or are made (unless exempted from the respective state's broker-dealer registration requirements) and were and are members in good standing with the National Association of Securities Dealers, Inc.;

  (ii) immediately prior to soliciting offerees and making sales of the Units, each of the Agents and its U.S. Affiliate has or will have reasonable grounds to believe and did or will believe that each U.S. Offeree and each U.S. Purchaser, as applicable, was and is a U.S. Accredited Investor;

  (iii) no form of general solicitation or general advertising (as those terms are used in Regulation D) has been or will be used by it or its affiliates, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising, in connection with the offer or sale of the Units;

(iv) any offer, sale or solicitation of an offer to buy Units that has been made or will be made, was or will be made only to U.S. Accredited Investors by the Agents through its U.S. Affiliate, and in transactions that are exempt from registration pursuant to Rule 506 of Regulation D and section 4(2) under the 1933 Act and under any applicable state securities laws and in accordance with any applicable U.S. federal and state laws and regulations governing the registration and conduct of securities brokers and dealers;

(v) all U.S. Offerees and U.S. Purchasers shall be informed that the Securities have not been and will not be registered under the 1933 Act and the Securities are being offered and sold to such persons in reliance on an exemption from the registration requirements of the 1933 Act;

(vi) as a condition of the purchase of the Units, each U.S. Purchaser will be required to execute and deliver to the Agents a Subscription Agreement, including the U.S. Accredited Investor Certificate, among other terms and conditions;

(vii) at least forty-eight (48) hours in advance of the Closing, the Agents will deliver to the Company a list of the U.S. Purchasers, together with the materials described in paragraph (vi);

(viii) neither the Agents, their affiliates nor any person acting on their behalf (other than the Corporation, its affiliates and any person acting on their behalf, as to which no representation is made) has taken or will take, directly or indirectly, any action in violation of Regulation M under the 1934 Act in connection with the offer and sale of the Securities; and

(c) at the Closing, each of the Agents and its U.S. Affiliate, as applicable, will execute and deliver to the Corporation, and will make the representations and warranties set out in Exhibit "1" – Agents' Certificate.

4. **Representations and Warranties of the Corporation**

4.1 The Corporation represents and warrants to the Agents (on its own behalf and on behalf of the Purchasers), and acknowledges that the Agents are relying upon such representations and warranties in entering into this Agreement, that:

(a) the Corporation is a valid and subsisting corporation duly transitioned and in good standing under the *Business Corporations Act* (British Columbia). The Corporation is the sole legal and beneficial shareholder of each of Talon Gold Alaska, Inc. (an Alaskan corporation) ("Talon Alaska") and Talon Gold Nevada Inc. (a Nevada corporation) ("Talon Nevada"), and Talon Gold Alaska, Inc. is the sole member of Talon Gold (US) LLC, a Colorado limited liability company ("Talon Colorado"), (collectively, the "**Subsidiaries**") and:

(i) Talon Alaska and Talon Nevada are each valid and subsisting corporations duly incorporated and in good standing under their respective statutes of incorporation, and

(ii) Talon Colorado is a valid and subsisting limited liability company duly formed and in good standing under its statutes of formation;

(b) the Corporation is a reporting issuer in the Provinces of British Columbia and Alberta, and on the Closing Date will have been a reporting issuer in each of such Provinces for at least four (4) months;

(c) the Corporation is not in default of any of the requirements of the Canadian Applicable Securities Laws;

(d) the authorized capital of the Corporation consists of 500,000,000 common shares of which 30,527,730 common shares are issued and outstanding on May 9, 2007 as fully paid and non-assessable common shares (the "**Issued Shares**");

(e) the common shares of the Corporation are listed and posted for trading on the Exchange and the Corporation is not in default of any of the listing requirements of the Exchange;

(f) except for the Issued Shares, the Shares and the Warrants comprising the Units, the Warrant Shares, the Commission Shares and the Commission Warrants comprising the Commission Units, the Commission Warrant Shares, the Agents' Options, the Agents' Option Shares underlying the Agents' Options, the securities to be issued in connection with the Concurrent Offering, and any options, warrants, agreements and convertible notes disclosed in Schedule "A" to this Agreement, there are no, nor will there be immediately prior to the Time of Closing, documents, instruments or other writings of any kind whatsoever which constitute a "security" (as that term is defined under Canadian Applicable Securities Laws) of the Corporation;

(g) subject to due exercise of the instruments (including payment in full of the applicable subscription price), if any, pursuant to which they are issued, upon their issuance, the Shares, the Warrant Shares, the Commission Shares, the Commission Warrant Shares and the Agents' Option Shares will be validly issued and outstanding as fully paid and non-assessable common shares of the Corporation;

(h) upon their issuance, the Warrants, the Commission Warrants and the Agents' Options will have been validly created and issued and will be outstanding, registered in the names of the holders thereof;

(i) all of the material transactions of the Corporation have been properly recorded or filed in or with the books or records of the Corporation and except as disclosed to the Agents' legal counsel, the minute books of the Corporation contain all records

of the meetings and proceedings of the Corporation's directors and shareholders since its incorporation;

(j) the Corporation and the Subsidiaries have conducted and are conducting their business in compliance with all applicable, laws, rules and regulations of the jurisdictions in which they carry on business;

(k) the Corporation and the Subsidiaries hold or are in the process of obtaining all material licences and permits that are required for carrying on their business in the manner in which such business has been carried on and each of the foregoing material licenses and permits is in full force and effect;

(l) each of the Corporation and the Subsidiaries have the corporate power and capacity to own the assets owned by it and to carry on the business carried on by it and is duly qualified to carry on business in all jurisdictions in which it carries on business;

(m) each of the Corporation and the Subsidiaries have good and marketable title to its assets free and clear of all liens, charges and encumbrances of any kind whatsoever except as set out in Schedule "C";

(n) the Corporation or its Subsidiaries, as applicable, hold either freehold title, mining leases, mining claims or other conventional property, proprietary or contractual interests or rights, including interests and rights under option and/or joint venture agreements, recognized in the jurisdiction in which a particular property is located, in respect of the minerals located in the properties in which it has an interest under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit it to explore for the minerals relating thereto, all such property, leases or claims and all property, leases or claims in which it has any interest or right have been validly located and recorded in accordance with all applicable laws and are valid and subsisting, it has all necessary surface rights, access rights and other necessary rights and interests relating to the properties in which it has an interest granting it the right and ability to explore for minerals for development purposes as are appropriate in view of the rights and interest therein of it, with only such exceptions as do not materially interfere with the use made by it of the rights or interests so held, and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of the Corporation or a Subsidiary;

(o) the Corporation and the Subsidiaries are current with all material filings required to be made in all jurisdictions in which they exist or carry on any material business, and the Corporation and the Subsidiaries are not in default of any filings required to be made under Canadian Applicable Securities Laws;

(p) all management discussion and analysis, technical reports, press releases and other disclosure documents of the Corporation, including all publicly filed financial statements, contain no untrue statement of a Material Fact as at the date thereof nor do they omit to state a Material Fact which, at the date thereof, was required to have been stated or was necessary to prevent a statement that was made from being false or misleading in the circumstances in which it was made and were prepared in accordance with and complied with Canadian Applicable Securities Laws;

(q) there is not presently, and will not be until the Closing Date, any Material Change relating to the Corporation or change in any Material Fact relating to the Corporation, which has not been or will not be fully disclosed in accordance with the requirements of the Canadian Applicable Securities Laws;

(r) the audited consolidated financial statements of the Corporation for its fiscal year ended May 31, 2006, and the unaudited consolidated financial statements of the Corporation for the nine-month period commencing June 1, 2006 and ending on February 28, 2007 (collectively, the "**Financial Statements**") are true and correct in every material respect and present fairly and accurately the financial position and results of the operations of the Corporation for the periods then ended and the Financial Statements have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis;

(s) there are no material liabilities of the Corporation, whether direct, indirect, absolute, contingent or otherwise which are not disclosed or reflected in the Corporation's Financial Statements except those incurred in the ordinary course of business of the Corporation since May 31, 2006 which are recorded in the books and records of the Corporation;

(t) since May 31, 2006, there has not been any adverse Material Change of any kind whatsoever in the financial position or condition of the Corporation, or any damage, loss or other change of any kind whatsoever in circumstances materially affecting the business or assets of the Corporation, or the right or capacity of the Corporation to carry on its business, except as disclosed in the publicly filed documents available through SEDAR;

(u) the contracts and agreements set out in Schedule "B" hereto constitute all of the material contracts and agreements of the Corporation and the Subsidiaries, and all such contracts and agreements are in good standing in all material respects and are not in default in any respect;

(v) all tax returns and reports of the Corporation and the Subsidiaries required by law to have been filed have been filed and are substantially true, complete and correct and all taxes and other government charges of any kind whatsoever of the Corporation have been paid or accrued in the Financial Statements;

(w) the Corporation has established, and each of the Subsidiaries will establish, on its books and records, reserves which are adequate for the payment of all taxes not yet due and payable and there are no liens for taxes on the assets of the Corporation except for taxes not yet due, and there are no audits of any of the tax returns of the Corporation which are known by the Corporation's management to be pending, and there are no claims which have been or, to the best knowledge of the Corporation, may be asserted relating to any such tax returns which, if determined adversely, would result in the assertion by any governmental agency of any deficiency which would have a material adverse effect on the properties, business or assets of the Corporation;

(x) there are no actions, suits, judgments, investigations or proceedings of any kind whatsoever outstanding, or, to the best of its knowledge, pending or threatened against or affecting the Corporation, the Subsidiaries or their respective directors, officers or promoters at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency of any kind whatsoever which would result in an adverse Material Change in the financial position, business or prospects of the Corporation or the Subsidiaries and, to the best of its knowledge, there is no basis therefor;

(y) none of the Corporation nor the Subsidiaries, or to the best of its knowledge, any of their respective directors, officers and promoters, is in breach of any law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever which breach would have a material adverse effect on the financial position, business or prospects of the Corporation;

(z) no order ceasing or suspending trading in securities of the Corporation nor prohibiting the sale of such securities has been issued to and is outstanding against the Corporation or its directors, officers or promoters or against any other companies that have common directors, officers or promoters of the Corporation and no investigations or proceedings for such purposes are pending or threatened;

(aa) the Corporation has all requisite power and capacity and good and sufficient right and authority to enter into, deliver and carry out its obligations under this Agreement and the Subscription Agreements and to complete the transactions contemplated under this Agreement and the Subscription Agreements on the terms and conditions set forth herein;

(bb) this Agreement has been authorized, executed and delivered by the Corporation and constitutes a valid and legally binding obligation of the Corporation enforceable against the Corporation in accordance with the terms hereof and, upon being executed and delivered, each of the Subscription Agreements and the certificates representing the Warrants, the Commission Warrants and the Agents' Options will constitute a valid and legally binding obligation of the Corporation enforceable against the Corporation in accordance with the terms thereof;

(cc) the execution and delivery of this Agreement and the Subscription Agreements, the performance of the Corporation's obligations under this Agreement and the Subscription Agreements and the completion of the transactions contemplated under this Agreement and the Subscription Agreements will not conflict with, or result in the breach of or the acceleration of any indebtedness under, or constitute default under, the constating documents of the Corporation or the Subsidiaries or any indenture, mortgage, agreement, lease, license or other instrument of any kind whatsoever to which the Corporation or any of the Subsidiaries is a party or by which it or any of their respective properties or assets are bound, or, to the best of its knowledge, any statute or any judgment, decree, order, rule, policy or regulation of any court, governmental authority or administrative body of any kind whatsoever applicable to the Corporation or the Subsidiaries or any of their respective properties or assets, which could have a material adverse effect on the condition, business, properties or results of operations of the Corporation or the Subsidiaries;

(dd) to the best of its knowledge, no action has been taken by any persons which would in any way limit, restrict or cause interference with any mineral exploration and development work which the Corporation currently proposes to carry out on the Corporation's mineral properties;

(ee) except to the extent that any violation or other matter referred to in this subsection does not have a material adverse effect on the financial position, business or prospects of the Corporation or the Subsidiaries:

(i) neither the Corporation nor any of the Subsidiaries is in violation of, and has operated its business at all times in compliance with, in all material respects, any applicable federal, provincial, municipal or local laws, regulations, orders, government decrees or ordinances with respect to environmental, health or safety matters (collectively, "**Environmental Laws**");

(ii) no orders, directions or notices have been issued and remain outstanding pursuant to any Environmental Laws relating to the business or assets of the Corporation or the Subsidiaries;

(iii) neither the Corporation nor the Subsidiaries have failed to report to the proper federal, provincial, municipal or other political subdivision, government, department, commission, board, bureau, agency or instrumentality (domestic or foreign) the occurrence of any event which is required to be so reported by any Environmental Law; and

(iv) the Corporation holds and the Subsidiaries will hold all licenses, permits and approvals required under any Environmental Laws in connection with the operation of their business and the ownership and use of their assets, all such licenses, permits and approvals are in full force and effect, and except for notifications and conditions of general application

to assets of the type owned by the Corporation or the Subsidiaries, neither of the Corporation nor any of the Subsidiaries have received any notification pursuant to any Environmental Laws that any work, repairs, constructions or capital expenditures are required to be made by it as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto, or that any license, permit or approval referred to above is about to be reviewed, made subject to limitation or conditions, revoked, withdrawn or terminated;

(ff) other than as disclosed to the Agents, to the best of its knowledge, no insider (as defined in Canadian Applicable Securities Laws) has a present intention to sell any securities of the Corporation; and

(gg) neither the Corporation nor, to the best of its knowledge, any of its shareholders is a party to any unanimous shareholder agreement, pooling agreement, voting trust or other similar type of arrangements in respect of outstanding securities of the Corporation.

4.2 The Corporation further represents, warrants, covenants and agrees that:

(a) the Corporation is a Foreign Issuer and reasonably believes that, both at the commencement of the Private Placement and the Closing Date, there is no Substantial U.S. Market Interest in any class of its Securities;

(b) it is not, and agrees to use its best efforts not to become, at any time prior to the expiration of two years after the Closing Date, registered or required to register as an "investment company" pursuant to the United States *Investment Company Act of 1940*;

(c) the Corporation has filed all reports required to be filed under Section 13(a) or Section 15(d) of the 1934 Act;

(d) the Corporation has not sold, offered for sale or solicited any offer to buy and will not sell, offer for sale or solicit any offer to buy any of its securities in the United States in a manner that would cause the exemption from registration set forth in Rule 506 of Regulation D or section 4(2) of the 1933 Act to become unavailable with respect to the offer and sale of the Units pursuant to paragraph 3.10(b) or for exercises of the Warrants comprised therein;

(e) neither the Corporation nor any of the predecessors or affiliates thereof has been subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently enjoining such person for failure to comply with Rule 503 of Regulation D concerning the filing of a notice of sales on Form D;

(f) except with respect to offers and sales in the U.S. Private Placement in the manner described in section 3.10(b) of this Agreement, neither the Corporation nor any of its affiliates, nor any person acting on its or their behalf (other than the Agents,

their respective affiliates or any person acting on their behalf, in respect of which no representation is made), has made or will make:

(i) any offer to sell, or any solicitation of an offer to buy, any Securities to, or for the benefit or account of, a person in the United States; or

(ii) any sale of the Securities unless, at the time the buy order was or will have been originated, the Purchaser is:

(1) outside the United States, or

(2) the Corporation, its affiliates, and any person acting on their behalf reasonably believe that the purchaser is outside the United States;

(g) neither it nor any of its affiliates, nor any person acting on their behalf (except the Agents, their affiliates and any person acting on any of their behalf, in respect of which no representation is made) has taken or will take any action that would cause the safe harbour from registration available under Rule 903 of Regulation S or the exemption from registration available under Rule 506 of Regulation D, and section 4(2) of the 1933 Act to be unavailable for offers and sales of the Securities, Commission Shares, Commission Warrants or Agents' Options pursuant to this Agreement or for exercises of the Warrants, Commission Warrants or Agents' Options;

(h) none of the Corporation, its affiliates or any person acting on its or their behalf (except the Agents, their affiliates and any person acting on their behalf, in respect of which no representation is made) have engaged or will engage in any form of Directed Selling Efforts with respect to offers or sales of the Securities, or have taken or will take any action in violation of Regulation M under the 1934 Act, or have engaged in or will engage in any general solicitation or advertising with respect to offers or sales of the Securities in the United States, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media, or broadcast over radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising or in a manner involving a public offering within the meaning of section 4(2) of the 1933 Act;

(i) for a period of twenty-four (24) months following the Closing Date the Corporation will promptly inform the Agents if it discovers that it has ceased to qualify as a Foreign Issuer;

(j) the Corporation will execute or procure the execution of all documents in a timely manner and will use its commercially reasonable efforts to take or cause to be taken all such steps as may be reasonably necessary or desirable to establish, to the reasonable satisfaction of counsel for the Agents, any and all legal requirements to enable the Agents to offer the Units for sale in the United States under Rule 506 of Regulation D in accordance with this Agreement; and

(k) the Corporation will, within fifteen (15) days after the first sale of Units in the United States, prepare and file with the United States Securities and Exchange Commission a notice on Form D with respect to the Units and will file all amendments required to be filed as a result of subsequent sales of Units in the United States. The Corporation shall also prepare and file within prescribed time periods any notices required to be filed with state securities authorities under applicable blue sky laws in connection with any Units sold pursuant to Rule 506 of Regulation D.

4.3 The representations and warranties of the Corporation contained in this Section 4 of the Agreement shall be true at the Time of Closing and the Closing Date as though they were made at the Time of Closing and the Closing Date and they shall survive the completion of the transactions contemplated under this Agreement.

5. Representations and Warranties of the Agents

5.1 Each of the Agents represents and warrants to the Corporation, and acknowledges that the Corporation is relying upon such representations and warranties in entering into this Agreement, that:

(a) the Agent is a valid and subsisting corporation duly incorporated and in good standing under the laws of the jurisdiction in which it is incorporated;

(b) the Agent has not entered, and will not enter, into any contractual arrangement with respect to the Private Placement without the prior written consent of the Corporation, except for this Agreement and any agreement with its affiliates;

(c) the Agent is a member in good standing with the Exchange;

(d) the Agent holds all licenses and permits that are required for carrying on its business in the manner in which such business has been carried on;

(e) the Agent, and any sub-agents retained by the Agent, will be acquiring the Agents' Options as principal for their own account and are "accredited investors" within the meaning of National Instrument 45-106 *Prospectus and Registration Exemptions*;

(f) the Agent has all requisite power and authority and good and sufficient right and authority to enter into, deliver and carry out its obligations under this Agreement and complete the transactions contemplated under this Agreement on the terms and conditions set forth herein;

(g) the Agent is appropriately registered under the Applicable Securities Laws so as to permit it to lawfully fulfill its obligations hereunder; and

(h) the Agent did not receive the offer to acquire the Commission Shares, Commission Warrants or Agents' Options in the United States, the Agent is not a

U.S. Person and is not acquiring the Commission Shares, Commission Warrants or Agents' Options on behalf of a U.S. Person or a person in the United States, the Agent did not execute this Agreement in the United States, and the Agent acknowledges that the Commission Warrants and Agents' Options may not be exercised by or on behalf of a U.S. Person or a person in the United States unless an exemption is available from the registration requirements of the 1933 Act and all applicable state securities laws and the holder has furnished an opinion of counsel satisfactory to the Corporation to such effect.

5.2 The representations and warranties of the Agents contained in this Agreement shall be true at the Time of Closing as though they were made at the Time of Closing and they shall survive the completion of the transactions contemplated under this Agreement.

6. **Covenants of the Corporation**

6.1 The Corporation covenants with the Agents (each on its own behalf and on behalf of the Purchasers) that it will:

(a) subject to receipt from the Purchasers of any documents required to be completed and/or executed by them, prior to and following the Closing Time, file with the Exchange as soon as possible all required documents and filing fees, and do all things required by the rules and policies of the Exchange in order to obtain the acceptance of the Exchange with respect to the Private Placement;

(b) take all steps as may be reasonably necessary to enable the Securities to be sold on a private placement basis in the Qualifying Jurisdictions by way of exemptions from the prospectus filing requirements of Applicable Securities Laws and otherwise fulfill all legal requirements required to be fulfilled by the Corporation (including, without limitation, compliance with all Applicable Securities Laws) in connection with the Private Placement;

(c) use its best efforts to maintain its status as a "reporting issuer" not in default in British Columbia and Alberta for a period of two (2) years from the Closing Date;

(d) use its best efforts to maintain its listing of its common shares on the Exchange, or a senior stock exchange in Canada, for a period of two (2) years from the Closing Date;

(e) use the Subscription Proceeds raised from the issuance of the Units (less an amount equal to the amount of the portion of the Agents' Fee payable in cash and the Agents' Expenses) for acquisition payments for and exploration programs on the Corporation's existing and future acquired mineral properties, mineral property evaluation costs and general working capital;

(f) deliver to the Agents and to their legal counsel:

(i) a copy of all letters, submissions and other materials with respect to the Private Placement filed with the Regulatory Authorities, or any one of them, at the same time that the materials are filed with the Regulatory Authorities;

(ii) at the Time of Closing, title opinions, in form and content acceptable to the Agents, acting reasonably, with respect to the status of the Corporation's (or its Subsidiaries') interest in any material mineral properties;

(iii) at the Time of Closing, such favourable legal opinions of legal counsel to the Corporation, addressed to the Agents, their legal counsel and the Purchasers and dated as of the Closing Date, in form and content acceptable to the Agents, acting reasonably, with respect to all matters which the Agents may reasonably request including, without limitation:

(1) the incorporation and valid subsistence of the Corporation and each of the Subsidiaries;

(2) the qualification of the Corporation and each of the Subsidiaries to carry on business under the laws of each jurisdiction in which it carries on business;

(3) the authorized and issued capital of the Corporation and each of the Subsidiaries;

(4) the due creation, authorization and issuance of the Shares, the Warrants, the Warrant Shares, the Agents' Options and the Agents' Option Shares and, if applicable, the Commission Shares, Commission Warrants and Commission Warrant Shares;

(5) the due authorization, execution, binding effect and enforceability of this Agreement and the Subscription Agreements, subject to bankruptcy laws, the availability of all equitable remedies and other customary exceptions;

(6) that no prospectus is required and, except as have been obtained or completed, no approval or consent of or filing with any Regulatory Authority in Canada or the Exchange is required in order to permit the issuance and sale by the Corporation of the Shares and Warrants comprising the Units, except for filings required under Applicable Securities Laws or as may be required by the Exchange;

(7) that no prospectus is required and, except as have been obtained or completed, no approval or consent of or filing with any Regulatory Authority in Canada or the Exchange is required in order to permit the issuance of the Warrant Shares, the Agents'

Options, the Agents' Option Shares, and, if applicable, the Commission Shares, Commission Warrants and Commission Warrant Shares, provided the conditions set out in the opinion are satisfied;

(8) the hold periods and resale restrictions applicable to the Shares, the Warrants, the Warrant Shares, the Agents' Options, the Agents' Option Shares and, if applicable, the Commission Shares, Commission Warrants and Commission Warrant Shares under the Canadian Applicable Securities Laws; and

(iv) at the Time of Closing, the Agents shall have received a favourable legal opinion from Dorsey and Whitney LLP, the Corporation's United States counsel, dated the Closing Date and addressed to the Agents and its Canadian legal counsel, in form and substance satisfactory to the Agents and such counsel, acting reasonably, with respect to the availability of an exemption from the registration requirements under the securities laws of the United States in connection with sale in the United States of the Units by the Corporation in the U.S. Private Placement;

(v) at the Time of Closing, such certificates of officers of the Corporation and other materials as the Agents may reasonably require, addressed to the Agents and to such parties as the Agents may direct and dated as of the Closing Date or such other date as the Agents may reasonably require;

(vi) at the Time of Closing, such other materials as the Agents may reasonably require, addressed to the Agents and to such parties as the Agents may direct and dated as of the Closing Date or such other date as the Agents may reasonably require;

(g) within the required time, file with the applicable Regulatory Authorities and Exchange any reports, in the required form, required to be filed under Applicable Securities Laws and the policies of the Exchange in connection with the Private Placement, together with any applicable filing fees and other materials;

(h) take all steps reasonably necessary to ensure that it has a sufficient number of common shares of the Corporation available for issuance to satisfy its obligations under the Warrants, the Agents' Options and, if applicable, the Commission Warrants and prior to Closing shall have reserved for issuance the Warrant Shares, the Commission Warrant Shares and the Agents' Option Shares;

(i) from and including the date of this Agreement through to and including the Time of Closing, do all such acts and things necessary to ensure that all of the representations and warranties of the Corporation contained in this Agreement or any certificates or documents delivered by it pursuant to this Agreement remain true and correct;

(j) fulfill its obligations with respect to the Securities described in the Subscription Agreement;

(k) from and including the date of this Agreement through to and including the Time of Closing, not do any such act or thing that would render any representation or warranty of the Corporation contained in this Agreement or any certificates or documents delivered by it pursuant to this Agreement untrue or incorrect; and

(l) maintain proper and complete books, records and accounts in accordance with Canadian generally accepted accounting principles showing true and accurate records of the Corporation, such books and records to be made available for inspection and audit by or on behalf of the Purchasers.

7. Covenants of the Agents

7.1 The Agents, on their own behalf, and on behalf of their respective US Affiliate, covenant with the Corporation that:

(a) all solicitation, offering and other selling efforts carried out by the Agents or their respective US Affiliates in connection with the Distribution of the Units will be made, and all purchases of the Units will be made, in compliance with Applicable Securities Laws and in a manner such that no prospectus, offering memorandum or other disclosure document need be prepared and filed or delivered by the Corporation in connection with the Distribution of the Units such that the Corporation is not made subject to a new continuous disclosure reporting requirement;

(b) no delivery has been or will be made by it to any prospective purchaser or Purchaser of any document which, individually or together with any other document, would constitute an offering memorandum under Applicable Securities Laws; and

(c) the Agents will not offer or sell the Commission Shares, Commission Warrants, Commission Warrant Shares, Agents' Options or Agents' Option Shares in the United States unless an exemption is available from the registration requirements of the 1933 Act and all applicable state securities laws.

8. Conditions Precedent

8.1 The obligations of the Agents to complete the transactions contemplated in this Agreement and to deliver executed Subscription Agreements and the Subscription Proceeds are subject to the following conditions for the benefit of the Agents which must be fulfilled at or prior to the Time of Closing, unless waived in writing by the Agents:

(a) all actions required to be taken by or on behalf of the Corporation, including, without limitation, the passing of all requisite resolutions of directors of the Corporation, will have been taken so as to validly create, issue, offer, sell, and

deliver the Shares and the Warrants comprising the Units to the Purchasers and to validly create, issue and deliver the Commission Shares, the Commission Warrants and the Agents' Options to the Agents, as applicable;

(b) the Corporation will have made all necessary filings with and obtained all necessary approvals, consents and acceptances of the applicable Regulatory Authorities, subject, in the case of the Exchange, to the satisfaction of the Exchange Conditions within the time required (subject to any extensions permitted by the Exchange and agreed to by the Agents, in writing), in order to list the Shares on the Exchange, to permit the Corporation to create, sell, issue and deliver the Shares and the Warrants comprising the Units to the Purchasers and to create, issue and deliver the Commission Shares, the Commission Warrants and the Agents' Options to the Agents pursuant to prospectus exemptions under Applicable Securities Laws;

(c) the Corporation will be, and will have been for at least the four months immediately preceding the Time of Closing, a reporting issuer in one of the jurisdictions of Canada;

(d) the Corporation will be in compliance with any obligation to file a technical report as required by and in accordance with NI 43-101;

(e) the Private Placement will have been accepted for filing by the Exchange, subject to satisfaction of the Exchange Conditions within the time required;

(f) the Corporation will have delivered the required legal opinions, officers' certificates and other closing materials provided for in this Agreement;

(g) no order ceasing or suspending trading in any securities of the Corporation, or ceasing or suspending trading by the directors, officers or promoters of the Corporation, or any one of them, or prohibiting the offer, sale, issuance or delivery of the Shares and Warrants comprising the Units, or prohibiting the issuance or delivery of the Commission Shares and Commission Warrants comprising the Commission Units, or the Agents' Options, will have been issued and no proceedings for such purpose, to the knowledge of the Corporation, will be pending or threatened;

(h) the Corporation will have complied in all material respects with all of its covenants and agreements contained in this Agreement; and

(i) the representations and warranties of the Corporation contained in this Agreement will be true and correct as of the Time of Closing as if such representations and warranties had been made as of the Time of Closing.

9. <u>Closing</u>

9.1 The closing of the transactions contemplated under this Agreement (the "**Closing**") will be completed at the offices of Gowling Lafleur Henderson LLP,

Suite 2300, 1055 Dunsmuir Street, Vancouver, British Columbia, at 10:00 a.m. (Vancouver time) on May 9, 2007 or at such other time and date as the Corporation and the Agents may agree (being the "**Time of Closing**" and the "**Closing Date**", respectively).

9.2 Unless otherwise agreed to by the Agents and the Corporation, not less than forty-eight (48) hours prior to Closing, the Agents will deliver, or cause to be delivered, to the Corporation Subscription Agreements executed by the Purchasers including the registration particulars of the certificates representing the Shares and the Warrants comprising the Units purchased by such Purchasers.

9.3 At the Closing, the Agents (on their behalf and on behalf of the Purchasers) will deliver, or cause to be delivered to the Corporation, one or more cheques or bank drafts made payable on the Closing Date to the Corporation in an amount (the "**Net Proceeds**") equal to the Subscription Proceeds, less an amount equal to the amount of the portion of the Agents' Fee payable in cash and the Agents' Expenses.

9.4 At the Closing, upon payment of the Net Proceeds of the Private Placement to the Corporation, the Corporation will deliver or cause to be delivered to the Agents, the following:

(a) a direction authorizing the Agents to retain from the Subscription Proceeds an amount equal to the portion of the Agents' Fee payable in cash and the Agents' Expenses;

(b) definitive certificates representing the Shares and the Warrants comprising the Units sold, as directed by the Agents;

(c) definitive certificates representing the Commission Shares (if any), the Commission Warrants (if any) and the Agents' Options; and

(d) the requisite legal opinions, officer's certificates, receipts and other closing materials provided for in this Agreement.

9.5 The Corporation will, if required by Applicable Securities Laws, endorse each of the certificates for the Shares, the Warrants, the Warrant Shares, the Commission Shares (if any), the Commission Warrants (if any), the Commission Warrant Shares (if any), the Agents' Options and the Agents' Option Shares with legends describing the applicable hold period and resale restrictions.

10. <u>Agents' Fee, Agents' Options and Expenses</u>

10.1 In consideration of the services to be rendered by the Agents to the Corporation hereunder, the Corporation agrees to pay to the Agents, at the time and in the manner specified herein, a fee (the "**Agents' Fee**") equal to seven (7.0%) percent of the Subscription Proceeds realized from the sale of the Units by the Agents, payable in cash or in Units (each a "**Commission Unit**", with an ascribed value of

$2.40 per Commission Unit) or in a combination of cash and Commission Units, at the election of the Agents (such election to be made and communicated to the Corporation at least twenty-four (24) hours prior to the Time of Closing). Each Commission Unit will consist of one common share of the Corporation (a "**Commission Share**") and one common share purchase warrant (a "**Commission Warrant**"). Each Commission Warrant will entitle the holder to purchase one common share of the Corporation (a "**Commission Warrant Share**") at an exercise price of $3.00 per Commission Warrant Share for a period of twenty-four (24) months from the Closing Date, provided that if, over a period of twenty (20) consecutive trading days between the date that is four (4) months following the Closing Date and the expiry date of the Commission Warrant, the daily volume weighted average trading price of the Corporation's common shares on the Exchange (or on such other stock exchange where the majority of the trading volume in the Corporation's common shares occurs) exceeds $4.50 on each of those twenty (20) consecutive trading days, the Corporation may, within thirty (30) days of such an occurrence , give a notice in writing (the "Commission Warrant Early Expiry Notice") to the holders of the Commission Warrants stating that the Commission Warrants shall expire at 4:00 p.m. (Vancouver time) on the thirtieth (30th) day following the giving of the Commission Warrant Early Expiry Notice (unless such day is not a business day in the City of Vancouver, in which case the Commission Warrants shall expire on the day next following the thirtieth (30th) day that is a business day in the City of Vancouver) (the "Commission Warrant Early Expiry Date") unless exercised by the holders of the Commission Warrants prior to the Commission Warrant Early Expiry Date and, if a Commission Warrant Early Expiry Notice is given, all unexercised Commission Warrants shall expire on the Commission Warrant Early Expiry Date.

10.2 In further consideration of the services to be rendered by the Agents to the Corporation hereunder, the Corporation agrees to issue to the Agents, at the time and in the manner specified herein, that number of Agents' Options which is equal to eight (8%) percent of the number of Units sold by the Agents (the "**Agents' Options**"). Each Agents' Option will entitle the holder, on exercise thereof, to purchase, for a period of twenty (24) months from the Closing Date, one common share of the Corporation (an "**Agents' Option Share**") at an exercise price of $2.70 per Agents' Option Share.

10.3 The Corporation will pay all of the reasonable expenses of the Private Placement and all the costs and expenses (the "**Agents' Expenses**") reasonably incurred by the Agents in connection with the Private Placement including, without limitation, the Agents' out-of-pocket expenses and the fees, expenses and disbursements of the Agents' legal counsel, plus applicable taxes payable thereon. The Agents' Expenses will be paid by the Corporation even if the requisite acceptance of the Private Placement is not granted by the Exchange or the transactions contemplated by this Agreement are not completed or this Agreement is terminated, unless the failure of acceptance, or completion, or the termination is the result of the breach of this Agreement by the Agents. An amount equal to the

estimated Agents' Expenses shall be deducted from the Subscription Proceeds at Closing.

11. Indemnity

11.1 The Corporation and its subsidiaries or affiliated companies, as the case may be, (collectively, the **"Indemnitor"**) hereby agree to indemnify and hold the Agents and their subsidiaries and affiliates, and each of their respective directors, officers, employees and agents (hereinafter referred to as the **"Personnel"**) harmless from and against any and all expenses, losses (other than loss of profits), fees, claims, actions (including shareholder actions, derivative actions or otherwise), damages, obligations, or liabilities, whether joint or several, and the reasonable fees and expenses of their counsel, that may be incurred in advising with respect to and/or defending any actual or threatened claims, actions, suits, investigations or proceedings to which the Agents and/or their Personnel may become subject or otherwise involved in any capacity under any statute or common law, or otherwise insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based, directly or indirectly, upon the performance of professional services rendered to the Indemnitor by the Agents and their Personnel hereunder (including the aggregate amount paid in reasonable settlement of any such actions, suits, investigations, proceedings or claims that may be made against the Agents and/or their Personnel, provided that the Indemnitor has agreed to such settlement), provided, however, that this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that:

(a) the Agents and/or their Personnel have been negligent or have committed wilful misconduct or any fraudulent act in the course of such performance; and

(b) the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed, were directly caused by the negligence, wilful misconduct or fraud referred to in (a).

Without limiting the generality of the foregoing, this indemnity shall apply to all expenses (including legal expenses), losses, claims and liabilities that the Agents may incur as a result of any action or litigation that may be threatened or brought against the Agents and/or their Personnel.

11.2 If for any reason (other than the occurrence of any of the events itemized in 11.1(a) and (b) above), the foregoing indemnification is unavailable to the Agents or any Personnel or is insufficient to hold the Agents or any Personnel harmless as a result of such expense, loss, claim, damage or liability then the Indemnitor, the Agents and such Personnel will contribute to such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitor on the one hand and the Agents or any Personnel on the other hand but also the relative fault of the Indemnitor and the Agents or any Personnel, as well as any relevant equitable considerations;

provided that the Indemnitor shall in any event contribute to the amount paid or payable by the Agents or any Personnel as a result of such expense, loss, claim, damage or liability and any excess of such amount over the amount of the fees received by the Agents hereunder.

11.3 The Indemnitor agrees that in case any legal proceeding shall be brought against the Indemnitor, the Agents and/or any of its Personnel by any governmental commission or regulatory authority or any stock exchange or other entity having regulatory authority, either domestic or foreign, or any such entity shall investigate the Indemnitor, the Agents and/or any Personnel of the Agents shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Indemnitor, the Agents shall have the right to employ their own counsel in connection therewith provided that the Agents act reasonably in selecting such counsel, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse the Agents for time spent by their Personnel in connection therewith) and out-of-pocket expenses incurred by their Personnel in connection therewith shall be paid by the Indemnitor as they occur.

11.4 Promptly after receipt of notice of the commencement of any legal proceeding against the Agents or any of their Personnel or after receipt of notice of the commencement or any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Indemnitor, the Agents will notify the Indemnitor in writing of the commencement thereof, and throughout the course thereof, will provide copies of all relevant documentation to the Indemnitor, will keep the Indemnitor advised of the progress thereof and will discuss with the Indemnitor all significant actions proposed. However, the failure by the Agents to notify the Indemnitor will not relieve the Indemnitor of its obligations to indemnify the Agents and/or any such Personnel. The Indemnitor shall, on behalf of itself and the Agents and/or any such Personnel, as applicable, be entitled (but not required) to assume the defence of any suit brought to enforce such legal proceeding; provided, however, that the defence shall be conducted through legal counsel acceptable to the Agents and/or any such Personnel, as applicable, acting reasonably, that no settlement of any such legal proceeding may be made by the Indemnitor without the prior written consent of the Agents and/or any such Personnel, as applicable, and none of the Agents and/or any such Personnel, as applicable, shall be liable for any settlement of any such legal proceeding unless it has consented in writing to such settlement, such consent not to be unreasonably withheld. The Agents and their Personnel shall have the right to appoint their own separate counsel at the Indemnitor's cost provided the Agents and their Personnel act reasonably in selecting such counsel.

11.5 The indemnity and contribution obligations of the Indemnitor shall be in addition to any liability which the Indemnitor may otherwise have, shall extend upon the same terms and conditions to their Personnel and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the

Indemnitor, the Agents, and any of their Personnel. The foregoing provisions shall survive the completion of the professional services rendered under this Agreement.

12. **Termination of Agents' Obligations**

12.1 The Agents may terminate their obligations under this Agreement and the obligations of the Purchasers under the Subscription Agreements by notice in writing to the Corporation at any time prior to the Time of Closing if:

(a) an adverse Material Change in the affairs of the Corporation occurs or is announced by the Corporation;

(b) there should develop, occur, or come into effect any catastrophe of national or international consequence or accident, governmental law, or regulation or other occurrence of any nature which, in the opinion of the Agents, seriously affects or will seriously affect the financial markets or the business of the Corporation or the ability of the Agents to perform their obligations under this Agreement, or a Purchaser's decision to purchase the Units, even if the Purchaser has already executed a Subscription Agreement for all or a portion of the Private Placement;

(c) following a consideration of the history, business, products, property or affairs of the Corporation or its principals and promoters, or the state of the financial markets in general, or the state of the market for the Corporation's securities in particular, the Agents determine, in their sole discretion, that it is not in the interest of the Purchasers to complete the purchase and sale of the Units;

(d) the Units cannot, in the opinion of the Agents, be profitably placed due to the state of financial markets;

(e) any order to cease or suspend trading in the securities of the Corporation, or an order to cease or suspend trading by a director, officer or promoter of the Corporation, or any one of them, is issued by any competent regulatory authority;

(f) the Corporation is in breach of any material term of this Agreement;

(g) the Agents determine that any of the material representations or warranties made by the Corporation in this Agreement are false or have become false;

(h) an inquiry or investigation in relation to the Corporation, or the Corporation's directors, officers or promoters, is commenced or threatened by an officer or official of any competent authority; or

(i) the Agents are not satisfied, in their sole discretion, with the results of their due diligence investigation of the Corporation.

12.2 The Agents' obligations hereunder will terminate if the Closing Date does not occur on or before May 31, 2007, unless otherwise agreed to in writing by the Agents.

12.3 Notwithstanding any termination pursuant to this section 12, the obligations contained in sections 10 and 11 shall survive such termination and continue in full force and effect.

13. Restriction on Issuances of Common Shares

13.1 The Corporation agrees not to, directly or indirectly, issue, sell, offer, grant an option or right in respect of, or otherwise dispose of, or agree to, or announce any intention to, issue, sell, offer, grant an option or right in respect of, or otherwise dispose of, any additional common shares of the Corporation or any securities convertible or exchangeable into common shares of the Corporation, other than pursuant to:

(a) the exercise of previously issued convertible or exchangeable securities disclosed in Schedule "A" hereto;

(b) the issuance of securities in accordance with any existing agreement of the Corporation disclosed in Schedule "B" hereto;

(c) the grant or exercise of stock options and other similar issuances pursuant to any stock option plan or similar share compensation arrangements in place prior to the Closing Date;

(d) the issuance of securities in connection with property or asset acquisitions in the normal course of business; or

(e) the issuance of securities in connection with the Concurrent Offering,

for a period of 120 days from the Closing Date, without the prior written consent of the Agents, such consent not to be unreasonably withheld.

14. Press Releases

14.1 Subject to compliance with applicable law, any press release hereafter issued by the Corporation and relating to the Private Placement will be provided in advance to the Agents, and the Corporation will use its reasonable best efforts to agree to the form and content thereof with the Agents prior to the release thereof. More particularly, any press release issued by the Corporation concerning the Private Placement, unless deemed unnecessary by the Corporation's U.S. legal counsel, shall include the following legend:

"NOT FOR DISTRIBUTION TO NEWS WIRE SERVICES OR FOR DISSEMINATION IN THE UNITED STATES

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in the United States. The securities have not been and will not be registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") or any state securities laws and may not be offered or sold within the United States or to U.S. Persons unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from registration is available."

15. **Authorization**

15.1 Pacific is hereby authorized by Canaccord to act on its behalf, and the Corporation shall be entitled to and shall act on any notice given in accordance with this paragraph or agreement entered into by or on behalf of the Agents by Pacific, which represents and warrants that it has irrevocable authority to bind the Agents, except as expressly contemplated in this Agreement or in respect of any consent to a settlement pursuant to Section 11.4 or a notice of termination pursuant to Section 12.1, which notice may be given by either of the Agents. Pacific shall consult with Canaccord concerning any material matter in respect of which it acts as representative of the Agents.

16. **General**

16.1 Time shall be of the essence of this Agreement and any waiver by the parties of this section or any failure by them to exercise any of their rights under this Agreement shall be limited to the particular instance and shall not extend to any other instance or matter in this Agreement or otherwise affect any of their rights or remedies under this Agreement.

16.2 The Exhibit and Schedules to this Agreement are incorporated by reference and the recitals to this Agreement constitute a part of this Agreement.

16.3 Except as provided herein, this Agreement constitutes the entire Agreement between the parties hereto in respect of the matters referred to herein and there are no representations, warranties, covenants or agreements, expressed or implied, collateral hereto other than as expressly set forth or referred to herein.

16.4 The headings in this Agreement are for reference only and do not constitute terms of the Agreement.

16.5 The provisions contained in this Agreement which, by their terms, require performance by a party to this Agreement subsequent to the Closing Date shall survive the Closing Date.

16.6 No alteration, amendment, modification or interpretation of this Agreement or any provision of this Agreement shall be valid and binding upon the parties hereto unless such alteration, amendment, modification or interpretation is in written

form executed by the parties directly affected by such alteration, amendment, modification or interpretation.

16.7 Whenever the singular or masculine is used in this Agreement the same shall be deemed to include the plural or the feminine or the body corporate as the context may require.

16.8 The parties hereto shall execute and deliver all such further documents and instruments and do all such acts and things as any party may, either before or after the Closing Date, reasonably require in order to carry out the full intent and meaning of this Agreement.

16.9 This Agreement may not be assigned by any party hereto without the prior written consent of all of the parties hereto.

16.10 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

16.11 If any provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Agreement and such void or unenforceable provision shall be severable from this Agreement.

16.12 This Agreement shall be subject to, governed by, and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

16.13 This Agreement may be signed by the parties in as many counterparts as may be deemed necessary, each of which so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument. For the purposes of this section, a facsimile copy of a counterpart shall be deemed to be an original.

16.14 Any notice to be given hereunder will be in writing and may be given by telecopier or by hand delivery and will be, in the case of the Corporation, addressed and telecopied or delivered to:

International Tower Hill Mines Ltd.
Suite 1901-1177 West Hastings Street
Vancouver, British Columbia
V6E 2K3

Attention: Vice-President & General Counsel
Fax: (604) 408-7499

with a copy to:

Gowling Lafleur Henderson LLP
Suite 2300 - 1055 Dunsmuir Street
P.O. Box 49122, Bentall IV
Vancouver, BC V7X 1J1

Attention: Daniel Allen
Fax: (604) 683-3558

and in the case of the Agents, be addressed and telecopied or delivered to:

Pacific International Securities Inc.
666 Burrard Street, Park Place
19th Floor
Vancouver B.C. V6C 3N1

Attention: Craig Roberts
Fax: (604) 664-3660

and to:

Canaccord Capital Corporation
Suite 2200 - 609 Granville Street
Vancouver, B.C. V7Y 1H2

Attention: Ali Pejman
Fax: (604) 643-7733

with a copy to:

Blake Cassels & Graydon, LLP
Suite 2600, Three Bentall Centre
595 Burrard Street
Vancouver, B.C. V7X 1L3

Attention: Bob Wooder
Fax: (604) 631-3309

The Corporation and the Agents may change their respective addresses for notice by notice given in the manner referred to above.

[SIGNATURE PAGE FOLLOWS]

If the foregoing is in accordance with your understanding and agreed to by you, please signify your acceptance on the accompanying counterparts of this letter and return same to the Agents whereupon this letter as so accepted will constitute an agreement between the Corporation and the Agents enforceable in accordance with its terms.

Yours truly,

PACIFIC INTERNATIONAL SECURITIES INC.

By:

Authorized Signatory

CANACCORD CAPITAL CORPORATION

By:

Authorized Signatory

The foregoing is accepted and agreed to on the 9th day of May, 2007, effective as of the date appearing on the first page of this Agreement.

INTERNATIONAL TOWER HILL MINES LTD.

By:

Authorized Signatory

If the foregoing is in accordance with your understanding and agreed to by you, please signify your acceptance on the accompanying counterparts of this letter and return same to the Agents whereupon this letter as so accepted will constitute an agreement between the Corporation and the Agents enforceable in accordance with its terms.

Yours truly,

PACIFIC INTERNATIONAL SECURITIES INC.

By:

Authorized Signatory

CANACCORD CAPITAL CORPORATION

By:

Authorized Signatory

The foregoing is accepted and agreed to on the 9th day of May, 2007, effective as of the date appearing on the first page of this Agreement.

INTERNATIONAL TOWER HILL MINES LTD.

By:

Authorized Signatory

If the foregoing is in accordance with your understanding and agreed to by you, please signify your acceptance on the accompanying counterparts of this letter and return same to the Agents whereupon this letter as so accepted will constitute an agreement between the Corporation and the Agents enforceable in accordance with its terms.

Yours truly,

PACIFIC INTERNATIONAL SECURITIES INC.

By:

____
Authorized Signatory

CANACCORD CAPITAL CORPORATION

By:

____
Authorized Signatory

The foregoing is accepted and agreed to on the 9th day of May, 2007, effective as of the date appearing on the first page of this Agreement.

INTERNATIONAL TOWER HILL MINES LTD.

By: [signature]

Authorized Signatory

SCHEDULE "A"

OPTIONS, WARRANTS AND AGREEMENTS TO ISSUE SECURITIES

Options, Warrants and Agreements to Issue Securities

There are no options, warrants or agreements to issue securities of the Corporation other than:

1. as referred to in paragraph 4.1(f) of the Agreement;
2. warrants to acquire up to an aggregate of 950,000 common shares, exercisable at $0.26 until October 21, 2007;
3. warrants to acquire up to an aggregate of 3,897,154 common shares, exercisable at $1.00 until August 4, 2008;
4. warrants to acquire up to an aggregate of 2,656,020 common shares , exercisable at $1.50 until August 4, 2008;
5. agents' commission warrants to acquire up to an aggregate of 167,779 common shares, exercisable at $1.50 until August 4, 2008;
6. agents' compensation options to acquire up to an aggregate of 246,144 common shares, exercisable at a price of $1.30 until August 4, 2008;
7. incentive stock options to purchase up to an aggregate of 2,830,000 common shares at a price of $2.70, expiring on January 26, 2009; and
8. Binding Letters of Intent dated March 15, 2007 among the Corporation, Redstar Gold Corp. and Redstar Gold USA Inc. with respect to the "North Bullfrog" and "Painted Hills" properties, Nevada, providing for the potential issuance of an aggregate of up to 20,000 common shares of the Corporation.

SCHEDULE "B"

LIST OF ALL MATERIAL CONTRACTS AND AGREEMENTS

Material Contracts and Agreements

Except for the Agreement, and the subscription agreements related thereto, there are no material contracts or agreements to which the Corporation is a party, except the following:

1. Subscription Agreements and Warrant Certificates with respect to the Concurrent Offering;

2. Asset Purchase and Sale and Indemnity Agreement dated June 30, 2006 among AngloGold Ashanti (U.S.A.) Exploration Inc. ("AngloGold"), Talon Gold Alaska, Inc. ("Talon Alaska") and the Corporation, and amending agreement dated July 26, 2006;

3. Warrant Certificates, each dated October 21, 2005, in respect of the 950,000 warrants exercisable at $0.26 until October 21, 2007;

4. Warrant Certificates, each dated August 4, 2007, in respect of the 3,897,154 warrants exercisable at $1.00 until August 4, 2008;

5. Warrant Certificates, each dated August 4, 2007, in respect of the 2,656,020 warrants exercisable at $1.50 until August 4, 2008;

6. Agents' Commission Warrant Certificates, each dated August 4, 2007, in respect of the 167,779 agents' commission warrants exercisable at $1.50 until August 4, 2008;

7. Agents' Compensation Option Certificates, each dated August 4, 2007, in respect of the 246,144 agents' compensation options exercisable at $1.30 until August 4, 2008;

8. Exploration, Development and Mine Operating Agreement made effective as of August 4, 2006 among AngloGold, Talon Alaska and the Corporation (Terra);

9. Exploration, Development and Mine Operating Agreement made effective as of August 4, 2006 among AngloGold, Talon Alaska and the Corporation (LMS);

10. Indemnity and Pre-emptive Rights Agreement dated for reference August 4, 2006 among AngloGold, Talon Alaska and the Corporation (Alaska Properties);

11. Quitclaim deeds, each made and given as of August 4, 2006, pursuant to which AngloGold quitclaimed its interest in Alaskan mineral properties to Talon Alaska;

12. Assignment agreements, each made and accepted as of August 4, 2006, pursuant to which AngloGold assigned its interest in certain mineral leases with respect to certain Alaskan mineral properties to Talon Alaska;

13. Assignment agreement, executed on August 4, 2006, pursuant to which AngloGold assigned its interest in certain contracts and agreements to Talon Alaska;

14. Bill of Sale dated as of August 4, 2006 pursuant to which AngloGold sold its interest in certain assets to Talon Gold (US) LLC ("Talon Colorado");

29. Mining Lease made and entered into March 27, 2007 between Ronald Tucker, as lessor, and Talon Alaska, as lessee (Livengood).

SCHEDULE "C"

PERMITTED ENCUMBRANCES

Permitted Encumbrances

1. Each of the Corporation's, or any Subsidiary's, interest(s) in any of its assets is subject to the terms and conditions of the particular agreement(s) governing its rights to hold such interest in, or to earn such interest in, the particular asset in question including, without limitation, all royalties payable to lessors and any financial encumbrances in connection therewith and any encumbrances on the particular asset disclosed in or created pursuant to any such agreement(s) or disclosed in any title report or opinion delivered at Closing.

2. Liens for taxes and other similar governmental charges accrued but not yet owing.

EXHIBIT "1"

AGENTS' CERTIFICATE

In connection with the private placement of units (the "**Securities**") of International Tower Hill Mines Ltd. (the "**Corporation**") with U.S. investors (each a "**U.S. Private Placee**") pursuant to subscription agreements (the "**Subscription Agreements**") and accredited investor certificates (the "**U.S. Accredited Investor Certificates**"), each of the undersigned, Pacific International Securities Inc. and Canaccord Capital Corporation (collectively, the "**Agents**"), referred to in an agency agreement dated as of May ____, 2007 between the Corporation and the Agents (the "**Agency Agreement**"), and each of Pacific International Securities (U.S.) Inc. and Canaccord Adams Inc. in their capacity as placement agents in the United States for the Agents (collectively, the "**Placement Agents**"), do hereby certify that:

1. each of the Placement Agents is a duly registered as a broker-dealer pursuant to Section 15(b) of the 1934 Act and is registered as a broker-dealer in all states where the activities conducted by such Placement Agent requires such registration, and is a member of, and in good standing with, the National Association of Securities Dealers, Inc. on the date hereof;

2. all offers and sales of the Securities in the United States have been effected in accordance with all applicable U.S. federal and state broker-dealer requirements;

3. immediately prior to our transmitting the Subscription Agreement and U.S. Accredited Investor Certificate to such offerees of Securities in the United States, we had reasonable grounds to believe and did believe that each offeree was a U.S. Accredited Investor and, on the date hereof, we continue to believe that each U.S. Private Placee is a U.S. Accredited Investor;

4. no form of general solicitation or general advertising (as those terms are used in Regulation D) was used by us, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising, in connection with the offer or sale of the Securities;

5. prior to any sale of the Securities in the United States, we caused each U.S. Private Placee to complete and sign and deliver a Subscription Agreement and U.S. Accredited Investor Certificate;

6. all U.S. Private Placees have been informed that the Securities have not been and will not be registered under the 1933 Act and the Securities are being offered and sold to such purchasers in reliance on an exemption from the registration requirements of the 1933 Act for non-public offerings;

7. the Private Placement was otherwise conducted in compliance with the Agency Agreement; and

8. the officers signing this certificate are the duly appointed, qualified and acting officers of their respective corporation and have performed all investigations, examined all records and documents and made all inquiries reasonably necessary or appropriate to obtain sufficient actual knowledge to support the statements made in the certificate.

Terms used in this certificate have the meanings given to them in the Agency Agreement unless otherwise defined herein.

DATED this ____ day of ________________, 2007.

PACIFIC INTERNATIONAL SECURITIES INC.	**PACIFIC INTERNATIONAL SECURITIES (U.S.) INC.**
By: ______________________________ Authorized Signatory	By: ______________________________ Authorized Signatory
CANACCORD CAPITAL CORPORATION	**CANACCORD ADAMS INC.**
By: ______________________________ Authorized Signatory	By: ______________________________ Authorized Signatory